Exhibit 21.1

SUBSIDIARIES OF LENDINGCLUB CORPORATION

The following are the direct subsidiaries of LendingClub Corporation as of April 28, 2014:

LC Advisors, LLC, a wholly owned subsidiary of LendingClub Corporation

Springstone Financial, LLC, a wholly owned subsidiary of LendingClub Corporation